Exhibit 99

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

CROWN HOLDINGS REPORTS SECOND QUARTER 2007 RESULTS

GROSS PROFIT IMPROVES BY MORE THAN 15%

Philadelphia, PA – July 17, 2007.   Crown Holdings, Inc. (NYSE:CCK) today announced its financial results for the second quarter ended June 30, 2007.

Second Quarter Results
Net sales in the second quarter rose to $1,990 million, up 11.7% over the $1,781 million in the second quarter of 2006. The increase was primarily the result of higher sales unit volumes across most product lines and geographies, the pass-through of higher raw material costs and favorable foreign currency translation. Approximately 71% of sales were generated outside the U.S. in both the second quarter of 2007 and 2006.

Second quarter gross profit grew 15.5% to $283 million over the $245 million in the 2006 second quarter. As a percentage of net sales, gross profit expanded to 14.2% in the second quarter from 13.8% in the second quarter last year. Stronger sales unit volumes, increased operating efficiencies and productivity gains drove the improvements.

Selling and administrative expense in the second quarter was $93 million compared to $74 million in last year’s second quarter. The increase is attributable to a higher accrual for incentive compensation costs, foreign currency translation and general inflationary increases.

Segment income (a non-GAAP measure defined by the Company as gross profit less selling and administrative expense) grew to $190 million in the second quarter, up 11.1% over the $171 million in the 2006 second quarter. Segment income as a percentage of net sales was 9.5% in the second quarter compared to 9.6% in the second quarter last year.

Commenting on the results, John W. Conway, Chairman and Chief Executive Officer, stated, “The Company continued to build momentum in the second quarter through a combination of positive factors. In our Americas Beverage business, volumes and margins are returning to their 2005 levels due to sales unit recovery in North America, strong Latin American results and an increase in specialty cans in our overall sales mix. Equally important, margin recovery in our European Beverage business is on plan. At the same time, our North America Food business continues to improve. The Company remains on plan to generate strong free cash flow in 2007, which will be available to pay down debt and repurchase shares. Looking ahead, our new beverage can plant in Cambodia will begin operating in the third quarter. This will further expand and diversify our world class manufacturing portfolio with entry into another fast growing emerging market.”

Interest expense in the second quarter was $77 million compared to $70 million in the second quarter of 2006. The increase reflects the impact of higher average short-term borrowing rates and foreign currency translation.

Net income from continuing operations in the second quarter was $88 million, or $0.53 per diluted share, compared to $74 million, or $0.43 per diluted share, in the second quarter of 2006.

Included within net income from continuing operations, the Company recorded a net gain of $4 million, or $0.02 per diluted share, reflecting a net gain of $8 million related to gain on sale of assets offset by a net loss of $4 million related to restructuring actions. In last year’s second quarter, the Company reported a net gain of $2 million, or $0.01 per diluted share, related to financial foreign exchange gains offset by restructuring charges.

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Six Month Results
For the first six months of 2007, net sales grew 12.0% to $3.7 billion over the $3.3 billion in the first six months of 2006. The increase reflects higher sales unit volumes, the pass-through of higher raw material costs and foreign currency translation.

Gross profit for the six month period improved 15.1% to $496 million, or 13.4% of net sales, compared to $431 million, or 13.0% of net sales in the first six months of 2006. The increase was driven by stronger sales unit volumes and increased operating efficiencies and productivity throughout the Company.

Segment income in the first half of 2007 increased 11.6% to $308 million over the $276 million in the first six months of 2006. Segment income as a percentage of net sales was 8.3% in the first six months of 2007 compared to 8.4% for the same period last year.

For the first six months of 2007, interest expense was $153 million compared to $137 million for the same period last year. The increase reflects higher short-term borrowing rates and foreign currency translation in the first half of 2007 compared to the first six months of 2006.

The Company reported net income from continuing operations of $104 million, or $0.62 per diluted share, for the six month period ended June 30, 2007 compared to net income of $86 million, or $0.50 per diluted share, for the same period in 2006.

In the first half of 2007, the Company recorded a net gain of $4 million, or $0.02 per diluted share, reflecting a net gain of $8 million related to gain on sale of assets offset by a net loss of $4 million related to restructuring actions. During the first six months of 2006, the Company recorded a net charge to net income from continuing operations of $4 million, or $0.02 per diluted share, related to restructuring charges offset by financial foreign exchange gains.

Non-GAAP Measures
Segment income and free cash flow are not defined terms under U.S. generally accepted accounting principles (non-GAAP measures). Non-GAAP measures should not be considered in isolation or as a substitute for net income and cash flow data prepared in accordance with GAAP and may not be comparable to calculations of similarly titled measures by other companies.

The Company views segment income and free cash flow as the principal measures of performance of its operations and for the allocation of resources. Segment income and free cash flow are derived from the Company’s Consolidated Statements of Operations and Cash Flows, respectively, and reconciliations to segment income and free cash flow can be found within this release.

Conference Call
The Company will hold a conference call tomorrow, July 18, 2007 at 9:30 a.m. (EDT) to discuss this news release. Forward-looking and other material information may be discussed on the conference call. The dial-in numbers for the conference call are (517) 308-9457 or toll-free (888) 820-8951 and the access password is “packaging.” A live web cast of the call will be made available to the public on the Internet at the Company’s Web site, www.crowncork.com. A replay of the conference call will be available for a one-week period ending at midnight on July 25. The telephone numbers for the replay are (402) 220-9737 or toll free (800) 284-7024 and the access passcode is 200725.

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Cautionary Note Regarding Forward-Looking Statements
Except for historical information, all other information in this press release consists of forward-looking statements. These forward-looking statements involve a number of risks, uncertainties and other factors that may cause actual results to be materially different from those expressed or implied in the forward-looking statements. Important factors that could cause the statements made in this press release or the actual results of operations or financial condition of the Company to differ include the Company’s ability to generate volume and margin improvements in the Americas Beverage business, generate margin improvements in the European Beverage business, generate free cash flow, repay indebtedness, repurchase shares of Company common stock, commercialize plants in emerging markets, such as Cambodia, and grow the Company’s business in emerging markets. Other important factors are discussed under the caption “Forward-Looking Statements” in the Company’s Form 10-K Annual Report for the year ended December 31, 2006 and in subsequent filings made prior to or after the date hereof. The Company does not intend to review or revise any particular forward-looking statement in light of future events.

Crown Holdings, Inc., through its subsidiaries, is a leading supplier of packaging products to consumer marketing companies around the world. World headquarters are located in Philadelphia, Pennsylvania.

*  *  *  end  *  *  *

For more information, contact:
Timothy J. Donahue, Senior Vice President – Finance, (215) 698-5088, or
Edward Bisno, Bisno Communications, (212) 717-7578.

Unaudited Consolidated Statements of Operations, Statements of Cash Flows, Balance Sheets and Segment Information follow this page.

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Consolidated Statements of Operations (Unaudited)

(in millions, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2007	2006	2007	2006

Net sales	$1,990	$1,781	$3,703	$3,305

Cost of products sold	1,650	1,478	3,095	2,762
Depreciation and amortization	57	58	112	112

Gross profit (1)	283	245	496	431

Selling and administrative expense	93	74	188	155
Provision for restructuring	5	5	5	14
Gain on sale of assets	(10)		(10)	(1)
Interest expense	77	70	153	137
Interest income	(4)	(3)	(7)	(6)
Translation and foreign exchange adjustments	(7)	(9)	(8)	(9)

Income from continuing operations before income taxes, minority interests and equity earnings	129	108	175	141
Provision for income taxes	22	19	40	26
Minority interests and equity earnings	(19)	(15)	(31)	(29)

Income from continuing operations	88	74	104	86

Loss from discontinued operations
Loss from operations		(5)		(7)
Loss on disposal		(19)		(19)

Net income	$88	$50	$104	$60

Basic earnings/(loss) per average common share:
Continuing operations	$0.54	$0.44	$0.64	$0.51
Discontinued operations		(0.14)		(0.15)

Net income	$0.54	$0.30	$0.64	$0.36

Diluted earnings/(loss) per average common share:
Continuing operations	$0.53	$0.43	$0.62	$0.50
Discontinued operations		(0.14)		(0.15)

Net income	$0.53	$0.29	$0.62	$0.35

Weighted-average common shares outstanding:
Basic	162,900,139	167,085,962	162,588,529	167,080,828
Diluted	167,182,198	170,917,175	166,933,467	171,278,893
Actual common shares outstanding	164,140,218	167,855,178	164,140,218	167,855,178

     (1)   A reconciliation from gross profit to segment income is found on the following page.

Amounts for 2006 related to the Company’s divested North American and European plastics businesses have been reclassified to discontinued operations as a result of the 2006 sales of those businesses.

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Consolidated Supplemental Financial Data (Unaudited)
(in millions)

Reconciliation from Gross Profit to Segment Income
The Company views segment income, as defined below, as a principal measure of performance of its operations and for the allocation of resources. Segment income is defined by the Company as gross profit less selling and administrative expense. A reconciliation from gross profit to segment income for the three and six months ended June 30 follows:

	Three Months Ended June 30,		Six Months Ended June 30,

	2007	2006	2007	2006

Gross profit	$283	$245	$496	$431
Selling and administrative expense	93	74	188	155

Segment income	$190	$171	$308	$276

	Segment Information

	Three Months Ended June 30,		Six Months Ended June 30,

Net Sales	2007	2006	2007	2006

Americas Beverage	$488	$426	$881	$773
North America Food	205	198	390	380
European Beverage	401	339	682	577
European Food	469	450	915	861
European Specialty Packaging	117	106	220	192

Total reportable segments	1,680	1,519	3,088	2,783
Non-reportable segments	310	262	615	522

Total net sales	$1,990	$1,781	$3,703	$3,305

	Three Months Ended June 30,		Six Months Ended June 30,

Segment Income	2007	2006	2007	2006

Americas Beverage	$57	$40	$94	$68
North America Food	20	18	30	26
European Beverage	58	40	88	65
European Food	45	49	83	91
European Specialty Packaging	9	12	10	14

Total reportable segments	189	159	305	264
Non-reportable segments	31	31	65	62
Corporate and other unallocated items	(30)	(19)	(62)	(50)

Total segment income	$190	$171	$308	$276

Amounts for 2006 related to the Company’s divested North American and European plastics businesses have been reclassified to discontinued operations as a result of the 2006 sales of those businesses.

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Consolidated Balance Sheets (Condensed & Unaudited)
(in millions)

June 30,	2007	2006

Assets
Current assets
Cash and cash equivalents	$304	$308
Receivables, net	993	929
Inventories	1,106	1,008
Prepaid expenses and other current assets	70	102

Total current assets	2,473	2,347

Goodwill	2,236	2,125
Property, plant and equipment, net	1,580	1,622
Other non-current assets	504	1,193

Total	$6,793	$7,287

Liabilities and shareholders’ deficit
Current liabilities
Short-term debt	$94	$86
Current maturities of long-term debt	40	141
Other current liabilities	1,911	1,943

Total current liabilities	2,045	2,170

Long-term debt, excluding current maturities	3,567	3,483
Other non-current liabilities and minority interests	1,569	1,755
Shareholders’ deficit	(388)	(121)

Total	$6,793	$7,287

Amounts as of June 30, 2006 include the Company’s divested North American and European plastics businesses that were sold in subsequent 2006 quarters.

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Consolidated Statements of Cash Flows (Condensed & Unaudited)
(in millions)

Six months ended June 30,	2007	2006

Cash flows from operating activities

Net income	$104	$60
Depreciation and amortization	112	114
Other, net	(426)	(283)

Net cash used for operating activities (A)	(210)	(109)

Cash flows from investing activities
Capital expenditures	(76)	(101)
Other, net	54	16

Net cash used for investing activities	(22)	(85)

Cash flows from financing activities
Net change in debt	124	213
Other, net	(5)	(18)

Net cash provided by financing activities	119	195

Effect of exchange rate changes on cash and cash equivalents	10	13

Net change in cash and cash equivalents	(103)	14

Cash and cash equivalents at January 1	407	294

Cash and cash equivalents at June 30	$304	$308

(A)	Free cash flow is defined by the Company as net cash used for operating activities less capital expenditures. A reconciliation from net cash used for operating activities to free cash flow for the six months ended June 30 follows:

Six months ended June 30,	2007	2006

Net cash used for operating activities	($210)	($109)
Capital expenditures	(76)	(101)

Free cash flow	($286)	($210)

Cash flows related to the Company’s divested North American and European plastics businesses are included for the periods prior to the sale of those businesses.